Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 14, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Telular Corporation on Form 10-K for the year ended September 30, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Telular Corporation on Forms S-3 (File No. 333-176197, effective August 10, 2011, and File No. 333-128698, effective September 30, 2005) and on Forms S-8 (File No. 333-176198, effective August 10, 2011, File No. 333-170438 and File No. 333-170439, effective November 8, 2010, File No. 333-153732 and File No. 333-153733, effective September 30, 2008, and File No. 333-120086, effective October 29, 2004).

/s/ Grant Thornton LLP

Chicago, Illinois
December 14, 2011